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                                                                    Exhibit 99.2

[CEPHALON LETTERHEAD]



August 20, 2003


Board of Directors
CIMA Labs, Inc.
10000 Valley View Road
Eden Prairie, MN 55344-9361
Attn: Stephen B. Ratoff, Chairman and Interim CEO

Dear Mr. Ratoff,

     We have followed the progress of your proposed acquisition by aaiPharma Inc. since its announcement on August 5, 2003. In particular, we note that the market has valued that acquisition at $23.64 per CIMA share, based on the most recent closing price of aaiPharma.

     The Cephalon, Inc. Board of Directors has authorized us to propose an alternative transaction in which Cephalon would acquire all of CIMA's outstanding shares at a price of $26.00 per share in cash. This proposal provides a premium of approximately 13% over CIMA's volume weighted average price since the announcement of the transaction. As part of our proposal, we would agree to cash out all outstanding CIMA options based on the transaction price and honor all existing management continuity agreements and other severance arrangements. This proposal does not require Cephalon stockholder approval and is not subject to a financing contingency as we currently have sufficient cash on hand to complete the transaction.

     Our proposal provides superior value (and outcome) to CIMA stockholders because:

     - Our offer furnishes CIMA stockholders with cash in an amount meaningfully greater than the value of the transaction with aaiPharma and fixes the amount of value that CIMA stockholders will receive.

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Board of Directors
CIMA Labs, Inc.
August 20, 2003
Page 2 of 2


     - CIMA stockholders will receive 100% of the consideration for their shares promptly in cash, and our proposal is not subject to any financing condition.

     We believe that the CIMA Board of Directors must conclude that our proposal is a "superior proposal" to the aaiPharma offer.

     Subject to the satisfactory completion of a short and efficient confirmatory due diligence period, we would be prepared to enter into a definitive merger agreement providing for a tender offer followed by a merger. We would expect any definitive merger agreement would be substantially similar in content to the existing aaiPharma agreement. As required by the terms of the aaiPharma agreement, we are prepared to enter into a confidentiality agreement with CIMA on terms that are no less favorable than those offered to aaiPharma.

     We and our advisors are prepared to work with CIMA and its advisors to finalize an agreement expeditiously. I look forward to hearing from you. You can contact me at 610-738-6103 or Lars Andersson at JPMorgan at 212-622-2288.

                                        Very truly yours,


                                        /s/ Frank Baldino, Jr.
                                        -----------------------------
                                        Frank Baldino, Jr., Ph.D.
                                        Chairman and Chief Executive
                                        Officer